August 26, 2013

IntelGenx Technologies Corp.
6425 Abrams, Ville Saint Laurent, Quebec
H4S 1X9 Canada

Re:   Registration Statement on Form S-1
          File No. 333-190065

Ladies and Gentlemen:

            We have acted as counsel to IntelGenx Technologies Corp., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the offering and sale by the Company of up to $6,000,000 of units (the “Units”), each unit consisting of one share of common stock of the Company, par value $0.00001 per share (the “Common Stock”), and 0.25 of a common share purchase warrant (the “Warrants”), each full warrant exercisable for one share of Common Stock.

            We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Common Stock will be sold for a price per share not less than the par value per share of the Common Stock, will be priced in accordance with the resolutions adopted by the Company’s Board of Directors and will be issued and sold as described in the Registration Statement.

            Based on the foregoing, we are of the opinion that (a) the shares of Common Stock to be sold by the Company pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable; (b) the shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and reserved for issuance and, upon issuance, delivery and payment therefor pursuant to the terms of a validly issued and executed Warrant Agreement, will be validly issued, fully paid, and non-assessable; and (c) the Units and the Warrants to be sold by the Company pursuant to the Registration Statement have been duly authorized by all requisite corporate action and constitute valid and binding obligations of the Company.

August 26, 2013

            Our opinions expressed above are limited to the Delaware General Corporation Law.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the United States Securities and Exchange Commission, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Dated: August 26, 2013

Very truly yours,

/s/ Dorsey & Whitney LLP

RR/KGS